Exhibit 24(b)(8.42) SEVENTH AMENDMENT
TO SELLING AND SERVICES AGREEMENT

This Seventh Amendment dated as of September 30, 2009 by and between ING Life Insurance and
Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ING Institutional
Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment
Services, Inc.)(“ING Financial”)(collectively “ING”), and each of the investment companies comprising the
Lord Abbett Family of Funds, whether existing at the date of this Amendment or established subsequent thereto, including each separate investment portfolio (each a “Fund” and collectively, the “Funds”), Lord
Abbett Distributor LLC (the “Distributor”), and Lord, Abbett & Co. LLC, (“Adviser”), is made to the
Selling and Services Agreement dated as of March 1, 2001 (the “Agreement”) as amended on July 25, 2002,
September 26, 2003, September 1, 2004, October 1, 2007, August 12, 2008, and August 31, 2008. Terms
defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions relating to ING Life in the Agreement are hereby amended to refer to both ING Life and ING
Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING
Institutional, and ING Financial.

2.	Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that up to two omnibus accounts, each held in the name of the
Nominee, may be maintained for those Plan assets directed for investment in the Funds
(“Account” or “Accounts"). One such omnibus account may be maintained in connection with Plans for which ING Life is providing various recordkeeping and recordkeeping-related administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and recordkeeping-related administrative services. Alternatively, one
Account may be maintained in connection with Plans for which both ING Life and ING
Institutional shall provide such recordkeeping and administrative services. Accounts shall be separate and distinct from those ING Institutional accounts (both omnibus and per Plan accounts) covered under the Services Agreement, dated January 1, 2008, by and between ING Institutional Plan Services, LLC (f/k/a CitiStreet LLC), ING Investment
Advisors, LLC (f/k/a CitiStreet Advisors LLC), Lord Abbett Distributor LLC and the
Funds (the “Legacy Agreement”). ING Life or ING Institutional, as service agents for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.	Paragraphs 4 and 5 of the Agreement are hereby deleted in their entirety and replaced with the following:

	4.	Recordkeeping Fees: The provision of recordkeeping and recordkeeping-
related services to the Plans shall be the responsibility of ING Life and ING Institutional,

and shall not be the responsibility of Distributor or the Funds. In consideration of the recordkeeping services and recordkeeping-related services provided by ING under the
Agreement, the Funds agree to pay or cause to be paid an annual fee as specified in
Exhibit A (attached), based on the average net assets invested in the Funds through ING
Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Such fees shall apply only with respect to the Account or Accounts and not accounts covered by the Legacy Agreement. Within thirty (30) days after the end of each calendar quarter the Funds shall provide ING Life or ING Institutional with a statement showing the aggregate value of ING Life’s or ING Institutional’s accounts for the preceding quarter and include therewith a payment to ING Life or ING Institutional for the compensation due ING Life or ING Institutional in accordance with this paragraph.

	5.	Service and Distribution Fees. To compensate ING Financial for its servicing of shareholders and distribution of certain Fund shares, Distributor, shall make quarterly payments to ING Financial, as specified in Exhibit A (attached), based on the average net assets invested in Fund shares through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Such fees shall apply only with respect to the Account or Accounts and not accounts covered by the Legacy Agreement.
Distributor will make such payments to ING Financial within thirty (30) days after the end of each of January, April, July and October. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.
Service and distribution fees payable under this Section 5 are derived from payments made to Distributor under the Funds’ Rule 12b-1 plans (“Plans”). Plans are subject to termination or discontinuation at any time. Thus, Distributor’s duty to make such payments is subject to the continuation of the Plans and Distributor’s receipt of Plan payments from the Funds. Any payments will be made in the amount and manner set forth in the Prospectus or in the applicable schedule of payments issued by the
Distributor or the Funds and then in effect. Upon notice to ING, the Distributor or the
Funds may change or discontinue any schedule of payments, or issue a new schedule.

4.	The following is added as Section 12(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and
(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

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5.	The following replaces Section 14(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Life/ING Financial/ING Institutional:

Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To the Funds and Distributor:
Lord Abbett Distributor LLC
90 Hudson Street
Jersey City, NJ 07302
Attention: General Counsel

Any notice, demand or other communication given in a manner prescribed in this
Subsection (b) shall be deemed to have been delivered on receipt.

6.	Exhibit A to the Agreement is hereby deleted and replaced by Exhibit A, attached hereto.

7.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

8.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND		THE LORD ABBETT FAMILY OF FUNDS
ANNUITY COMPANY
		By:	/s/ Lawrence H. Kaplan
By:	/s/ Lisa S. Gilarde	Name: Lawrence H. Kaplan
Name:	Lisa S. Gilarde	Title: Vice President and Secretary
Title: Vice President

ING FINANCIAL ADVISERS, LLC		LORD ABBETT DISTRIBUTOR LLC
By: Lord, Abbett & Co. LLC, its Managing
By:	/s/ David Kelsey	Member
Name:	David Kelsey
Title:	COO/VP	By:	/s/ Lawrence H. Kaplan
Name: Lawrence H. Kaplan
Title: Member

ING INSTITUTIONAL PLAN SERVICES, LLC

By: /s/ Michelle Sheiowitz Attorney in Fact
Name:	Michelle Sheiowitz, Attorney in Fact
Title: Vice President

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Schedule A

EXHIBIT A

Series and Classes which may be offered to Plans through ING pursuant to the Selling and Services
Agreement dated as of March 1, 2001, as amended by Amendment No. 1 to the Selling and Services
Agreement dated as of July 25, 2002, by Amendment No. 2 to the Selling and Services Agreement dated as of September 26th, 2003, by Amendment No. 3 to the Selling and Services Agreement effective as of
September 1, 2004, by Amendment to Agreement effective as of October 1, 2007, Amendment No. 5 to the
Selling and Services Agreement effective as of August 12, 2008, Amendment No. 6 to the Selling and
Services Agreement effective as of August 31, 2008 (“Selling and Services Agreement”).

The term “Fund” or collectively “Funds” as used generally in the Selling and Services Agreement, unless otherwise defined, means each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of the Selling and Services
Agreement or established subsequent thereto.

Share	Administrative	Shareholder	Distribution Fee	Total Fees
Class	Fee	Services Fee
Class A	____% of the	____% of the average	n/a	____% of the
	average daily net	daily NAV on an		average daily NAV
	asset value	annual basis		on an annual basis
(“NAV”) on an
annual basis
Class P*	____% of the	____% of the average	____% of the average	____% of the
	average daily NAV	daily NAV on an	daily NAV on an	average daily NAV
	on an annual basis	annual basis	annual basis	on an annual basis
Class I*	____% of the	n/a	n/a	____% of the
	average daily NAV			average daily NAV
	on an annual basis			on an annual basis
Class R2	____% of the	____% of the average	____% of the average	____% of the
	average daily NAV	daily NAV on an	daily NAV on an	average daily NAV
	on an annual basis	annual basis	annual basis	on an annual basis
Class R3	____% of the	____% of the average	____% of the average	____% of the
	average daily NAV	daily net asset value	daily NAV on an	average daily NAV
	on an annual basis	on an annual basis	annual basis	on an annual basis

*Class P shares are closed to new Plans

*Class I shares of the Funds are available for purchase only with respect to Plans for which the total amount of potential investable Plan assets exceeds $________ or another amount set forth in the applicable current Fund Prospectus.